 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2007, accompanying the consolidated financial statements included in the Annual Report of Winmark Corporation on Form 10-K for the year ended December 30, 2006.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Winmark Corporation on Form S-8 (File Nos. 33-85972, 33-85956, 33-79176, 33-71772, 333-3236, 333-3066, 333-3068, 333-81392, 333-120489, and 333-138798) and on Form S-1 (File No. 333-1333393).

/s/ Grant Thornton

Minneapolis, Minnesota

March 12, 2007